Contact:
401-233-0333
Jeffrey T. Brown
V.P. Financial Reporting and Treasurer


FOR IMMEDIATE RELEASE
May 30, 2001

                      BACOU USA ANNOUNCES MERGER AGREEMENT

        Bacou USA, Bacou S.A. in Combination with Christian Dalloz, S.A.

 Bacou USA Minority Shareholders to Receive $28.50 per Share in Cash Transaction


         Smithfield, RI, May 30, 2001 - Bacou SA, the majority owner of Bacou USA, Inc. (NYSE:BAU) announced today a cash and stock combination with Christian Dalloz SA to form the world leader in personal protective equipment and safety products. In connection with the transaction, each share of Bacou USA not owned by Bacou SA will receive $28.50 in cash.

         "Since the establishment of Bacou SA in 1974, our group has been known for bold strategic decisions," said Philippe Bacou, Chairman, President and CEO of Bacou SA and Co-chairman of Bacou USA. "It was originally my father's vision, and now mine, that the Bacou Group should grow into a position of global leadership through strategic transactions. This combination of the Bacou and Dalloz groups is the culmination and the fulfillment of that vision."

         "Our decision to evaluate strategic alternatives was directed toward a sale or merger of the entire Bacou Group," said Walter Stepan, Co-chairman of Bacou USA and the person who led the evaluation process for Bacou USA and Bacou SA. "This transaction creates a unique opportunity for the combined business of Bacou - Dalloz to immediately assume the role of global leader in the personal protective equipment and safety industry."

         Philippe Alfroid, Chairman of Christian Dalloz SA said "This combination transaction creates an industry leader, headquartered in France. Both groups were founded by visionary French entrepreneurs whose companies have continued to flourish after their untimely deaths. The similarity of our two corporate histories and cultures is a strong foundation for the future success of the combined business. This is an important event in the history of our group that will build value for all of our shareholders, and I am looking forward to Mr. Bacou joining me as co-President of our Board when the transaction closes."

         Financing commitments, subject to customary conditions, have been obtained for the purpose of consummating the transactions, from a consortium of lending banks that will be led by BNP Paribas and J.P. Morgan as joint lead arrangers.

         The transaction is subject to, among other things, various regulatory approvals and approval by the shareholders of Christian Dalloz SA and Bacou USA. Bacou SA, which controls approximately 12.6 million or 71% of the shares of Bacou USA, has consented to vote for the adoption of the merger agreement between Bacou USA and a subsidiary of Christian Dalloz SA and has given its proxy to Christian Dalloz SA in connection with the agreements.

         In a U.S. merger transaction, all shareholders of Bacou USA (except Bacou SA) will receive $28.50 in cash for their shares. Bacou USA shares closed at $23.40 per share on Monday, May 29, 2001 and at $19.50 on Friday, July 7, 2000, immediately preceding the announcement by the company of its decision to evaluate strategic alternatives. In its most recent year ended December 31, 2000, Bacou USA reported operating earnings per share of $1.80 on a fully diluted basis.

         A committee of independent directors of Bacou USA has recommended the approval of the U.S. merger and related transactions. UBS Warburg LLC advised the independent committee and has provided a fairness opinion as to the consideration to be paid to the minority shareholders of Bacou USA. The board of directors of Bacou USA has unanimously approved the merger and has recommended the adoption of the merger agreement by the shareholders of Bacou USA.

         The transaction is expected to close in late July 2001. Christian Dalloz SA was advised by Rothschild & Cie; Bacou USA was advised by Deutsche Bank, and the Bacou family, as shareholders of Group Bacou, were advised by Deutsche Bank and White & Case LLP.

Description of the Companies

         Bacou USA was founded in 1993 as a wholly-owned subsidiary of Bacou SA for the purpose of making the platform acquisition of Uvex Safety, Inc. Since 1993, Bacou USA has grown from annual revenues of approximately $37 million to $319.7 million in 2000 through a combined strategy of acquisitions and internal growth. Named by Forbes magazine as one of the 200 best small public companies in America for three years running, Bacou USA makes and sells products that protect the sight, hearing, hands and respiratory systems of workers against occupational hazards, as well as related instrumentation. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(TM), Whiting+Davis(R), Survivair(R), Pro-Tech(R), Biosystems(TM), Titmus(R), LaserVision(TM) and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA is available on the Worldwide Web at www.bacouusa.com.

         Bacou SA was founded in 1974 by Henri Bacou as a manufacturer of safety shoes and boots. Since then, he and his family have built the European business through a combination of acquisitions and internal growth into a group with consolidated net sales of approximately FRF 4.2 billion in 2000. The business is divided into two main groups, manufacturing and distribution. The manufacturing business comprises product lines that provide head-to-toe protection for workers, including helmets, eyewear, respirators, gloves, clothing and shoes. The distribution business is the leading supplier of personal protective equipment and safety products in France, and one of the largest in Europe.

         Groupe Christian Dalloz, created in 1957 in Saint-Claude (France), is among the world experts in the field of protection of workers in the workplace (fall-protection, eye-protection and hearing protection equipment and breathing apparatus) and in production of sun lenses. The group is active in North and South America, Europe and the Asia-Pacific region through a solid network of sales subsidiaries and importers. Its major customers are manufacturing industry, construction, telecoms and public services. It is the world leader in fall-protection equipment, which generates half of its sales. Groupe Christian Dalloz markets numerous very well-known brands. Consolidated 2000 sales came to EURO 256.6m, up 40.7% on last year, with a net profit of EURO102.1m, up 63.1% on 1999. Christian Dalloz SA is listed on the Premier Marche of Euronext Paris SA, code Sicovam 6089.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the impact of our ongoing evaluation of certain strategic alternatives including the possible sale of Bacou USA, Inc. and Bacou S.A., adverse economic conditions, the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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